UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

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                                                           SEC FILE NUMBER
                                                              333-54468
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                                                            CUSIP NUMBER

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check one):   [ ] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-QSB
               [_] Form N-SAR

               For Period Ended: March 31, 2003

               [_]  Transition Report on Form 10-K
               [_]  Transition Report on Form 20-F
               [_]  Transition Report on Form 11-K
               [_]  Transition Report on Form 10-Q
               [_]  Transition Report on Form N-SAR
               For the Transition Period Ended:_________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

Communications Research, Inc.
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

67 Ramapo Valley Road, Suite 103
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Mahwah, New Jersey 07430
________________________________________________________________________________
City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a) The reasons described in reasonable detail in Part III of this
       |     form could not be eliminated without unreasonable effort or
       |      expense
       | (b) The subject annual report,  semi-annual report, transition report
       |     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
       |     thereof, will be filed on or before the fifteenth calendar day
       |     following the prescribed due date; or the subject quarterly
       |     report or transition report on Form 10-Q, or portion thereof will
       |     be filed on or before the fifth calendar day following the
       |     prescribed due date; and
       | (c) The accountant's statement or other exhibit required by Rule
       |     12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The principals of the company have been heavily involved in securing new business and insuring a smooth transition as the company begins trading, which has taken up a lot of our time, preventing the company from being able to timely get the information ready for filing of the 10-QSB, for the first quarter, 2003. The financial statements should be available for inclusion within the next five days.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Carl R. Ceragno, President           (201)          684-0880
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                      (Name)                 (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [x] Yes  [_] No
     ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [_] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    The registrant has generated no revenue since ceasing operations, and has had limited expenses.
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                          Communications Research, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  May 13, 2003                 By  /s/ Carl Ceragno
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                                       Carl Ceragno



-----------------------------------ATTENTION------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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